UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2004

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         The Company has incurred additional indebtedness to fianance the acquisition of capital equipment and for working capital.

         Secured Promissory Note. On September 24, 2004 the Company borrowed $9,794,500 from GE Capital Public Finance, Inc. The Company’s obligations are evidenced by a promissory note, bear interest at 5.26% per annum and are payable in 83 consecutive monthly payments of $183,777 and an 84th payment equal to the unpaid principal and interest, commencing November 1, 2004. The note may be prepaid at any time in its entirety subject to the payment of a prepayment premium equal to 3% of the original principal amount if the note is prepaid prior to the first anniversary, declining to 1% if paid prior to the third anniversary and 0% thereafter.

         The Company also entered a security agreement to secure the note. The security agreement grants a security interest in specified equipment located or to be located at the Company’s KCIT facility in Kansas City, Kansas. Under the security agreement, the Company has agreed to indemnify the secured party against any claim arising in connection with the collateral.

         Indebtedness under the note can be accelerated if any payment is not made within 10 days of its due date or if there is an event of default under the security agreement, which include transfers of the collateral, breaches of representations, warranties or covenants under the security agreement, certain acts of bankruptcy or insolvency and defaults by the Company under any other obligations to the secured party or other material obligations.

         Line of Credit. As of September 30, there was $6 million outstanding under the Company’s line of credit with Commerce Bank, N.A. As amended on September 17, 2004, the line of credit permits borrowings not to exceed $15 million. Interest on borrowings is payable monthly at a rate equal to the greater of Commerce Bank’s prime rate less 1%, or the Federal Funds Rate plus 1.5%. In addition, the Company pays a commitment fee equal to 0.25% per annum on the unused portion of the commitment. Principal is due upon the occurrence of an event of default or expiration of the line of credit, currently November 30, 2004. The Company intends to seek renewal of the line of credit.

         Events of default which could result in acceleration of indebtedness under the line of credit include nonpayment of interest or principal on any payment date, breach of representations or covenants, default under any other note or agreement binding on the Company, certain acts of bankruptcy and the entry of judgments against the Company or its assets which remain unstayed or undischarged after a specified period.

         The Line of Credit Agreement requires the Company to maintain certain financial ratios, including a current ratio (current assets to current liabilities) of 1.5 to 1, minimum consolidated tangible net worth (stockholders’ equity less intangible assets) of $86 million, debt to tangible net worth not to exceed 2.5 to 1, and a fixed charge coverage ratio (generally, the ratio of (i) the sum of (a) net income [adjusted to exclude gains or losses from the sale or other disposition of capital assets and other matters] plus (b) provision for taxes plus (c) fixed charges, to (ii) fixed charges) for the period of the four consecutive fiscal quarters ended as of the measurement date of 1.5 to 1. In addition, the Company may not permit consolidated funded debt (generally, asset acquisition related debt plus capitalized lease obligations) to exceed 60% to total capitalization. Other covenants are the same as those in Section 5 of the Note Agreement dated as of August 1, 1993 with the Principal Mutual Life Insurance Company and filed as Exhibit 4.1 to the Company’s Report on Form 10-Q for the quarter ended September 30, 1993, and include covenants which impose limitations on the amount of current debt, liens, restricted payments, investments, mergers and acquisitions, guaranties and transactions with affiliates.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: October 15, 2004	By:/s/ Laidacker M. Seaberg
Laidacker M. Seaberg President and Chief Executive Officer